EXHIBIT 99.1

QCR Holdings, Inc. Welcomes New Director Timothy O’Reilly

MOLINE, Ill., July 02, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) (the ”Company”) today announced the appointment of Timothy O’Reilly, as a new independent director to the Company, effective July 1 as a result of a transaction in which Springfield First Community Bank (“SFC Bank”) became a subsidiary of the Company.

“As a recognized national business leader, we are excited to have Tim join our board,” states Douglas M. Hultquist, President and CEO of QCR Holdings, Inc. “In addition, we welcome the continuity and new perspective Tim brings to the combined organization.”

Mr. O’Reilly, a graduate of Westminster College and University of Missouri-Kansas City School of Law, has practiced law in Springfield, Missouri since 1995, and has served as a Partner in the law firm of O’Reilly & Preston, LLC since 1999.  He is also the Chief Executive Officer and Managing Partner of O’Reilly Hospitality Management, LLC, which he helped launch in 2007.  A Missourian Award recipient in 2017, Mr. O’Reilly has helped lead O’Reilly Hospitality to numerous industry awards in the areas of guest service, sustainability, community outreach, design & construction, and operations excellence under the Marriott, Hilton, IHG, Choice and Houlihans Restaurants franchise flags, while driving the company to annual revenues of over $80 million.  The company also received the Springfield Business Journal Economic Impact Award in 2011 & 2018.  Mr. O’Reilly will continue as a director of SFC Bank in Springfield, Missouri.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005.   Quad City Bank & Trust Company also provides correspondent banking services.  In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.  Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company enhanced its presence in Cedar Rapids, Iowa with the acquisition of Guaranty Bank & Trust Company in October 2017, which merged with Cedar Rapids Bank & Trust in December 2017.  In April 2018 QCR Holdings announced a definitive agreement to merge with Springfield Bancshares, the holding company of SFC Bank of Springfield, Missouri. Established in 2008, SFC Bank has grown to over $560 million in assets, $445 million of deposits and ranks in the top ten of deposit market share in its MSA.  With the addition of SFC Bank, QCR Holdings has 27 locations in Illinois, Iowa, Wisconsin and Missouri.  As of March 31, 2018, QCR Holdings had approximately $4.6 billion in assets, $3.6 billion in loans and $3.7 billion in deposits.  For additional information, please visit our website at www.qcrh.com.

Contacts:

Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com

Christopher J. Lindell
Executive Vice President
Corporate Communications
(319) 743-7006
clindell@qcrh.com